NEOS ETF Trust 485BPOS

Exhibit 99(j)

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the references to our firm in this Registration Statement on Form N-1A of NEOS MSCI EAFE High Income ETF, a series of NEOS ETF Trust, under the headings “Premium/Discount Information” in the Prospectus and “Management and Other Service Providers” in the Statement of Additional Information.

/s/Cohen & Company, Ltd.

COHEN & COMPANY, LTD.

Philadelphia, Pennsylvania

September 9, 2025